Exhibit 99.2

Cindy L. Konich

Senior Vice President,

Chief Financial Officer

March 20, 2009

Re: FHLBI Capital Plan Amendment

Dear Shareholder:

On July 24, 2008, the FHLBI Board of Directors adopted a proposed amendment to the Bank’s capital plan (“Plan”). The Plan amendment, to be effective April 20, 2009, clarifies that the Bank’s Board of Directors may terminate membership for institutions going into receivership or conservatorship. If this is done, pursuant to Section VII of the Plan, we may also repurchase stock from the member’s receiver and use proceeds to offset the claims. Under the Plan amendment, the stock requirement for members terminated involuntarily through our Board’s discretionary action due to receivership or conservatorship will now be based on activity rather than the greater of activity or membership. The required activity stock computation will be made on the date the membership is terminated.

Our regulator, the Federal Housing Finance Agency, approved the plan amendment on March 6, 2009. Attached is a blacklined version of the amended Plan. The amended Plan is also available on our website at fhlbi.com.

If you have any questions, please contact me at (317) 465-0480 or ckonich@fhlbi.com

Sincerely,

/s/ Cindy L. Konich
Cindy L. Konich
Senior Vice President, Chief Financial Officer

8250 Woodfield Crossing Blvd.    ^    Indianapolis, Indiana 46240    ^    317.465.0200    ^    www.fhlbi.com